EXHIBIT (a)(1)(vii)

NOTICE OF WITHDRAWAL

If you previously elected to accept Human Genome Sciences, Inc.’s offer to exchange your stock options with an exercise price of at least $35.00 per share, and you would like to change your election and reject this offer, you must execute this Notice of Withdrawal and send it as soon as possible to the attention of Dawn Yager, Associate Director of Compensation and Benefits, in Human Genome Sciences’ Rockville, Maryland office, by hand, interoffice mail, facsimile (301-517-8830) or regular or overnight mail. If you use regular or overnight mail, send it to the Human Resources Department, Human Genome Sciences, Inc., 14200 Shady Grove Road, Rockville, Maryland, Attn: Dawn Yager. Your tendered eligible options will not be considered withdrawn until we receive your Notice of Withdrawal. This Notice of Withdrawal must be received by the Human Resources Department before 12:00 Midnight, Eastern Time, on July 9, 2004, unless the offer is extended by Human Genome Sciences, in its sole discretion. If you miss this deadline but remain an employee of Human Genome Sciences and a resident of the United States, any previously tendered eligible options will be cancelled and exchanged pursuant to this offer. We will only accept delivery of the signed Notice of Withdrawal by hand, interoffice mail, facsimile or regular or overnight mail. Delivery by e-mail or other electronic means will NOT be accepted. The method of delivery is at your option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure we receive your Notice of Withdrawal on time.

Except as described in the following sentence, this Notice of Withdrawal must be executed by the optionholder who holds the eligible options to be tendered exactly as such optionholder’s name appears on the option grant. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Notice of Withdrawal.

To Human Genome Sciences, Inc.:

     I previously received a copy of the Offer to Exchange and the Election Form. I signed and returned the Election Form, in which I elected to accept Human Genome Sciences, Inc.’s offer to exchange. I now wish to change that election and reject your offer to exchange with respect to my stock options that have an exercise price of at least $35.00 per share. I understand that I must withdraw all or none of the eligible options that I previously elected to exchange. I further understand that, by signing this Notice of Withdrawal and delivering it to Dawn Yager, Associate Director of Compensation and Benefits, I hereby withdraw my acceptance of the offer with respect to all of the eligible options I presently hold and reject the offer to exchange with respect to those options instead.

     By rejecting the offer to exchange, I understand that I will not receive any new options and I will retain my options previously elected for exchange with their existing exercise price, vesting schedule and other terms. These options will continue to be governed by the Human Genome Sciences, Inc. Amended and Restated 2000 Stock Incentive Plan under which they were granted and the existing option grants between Human Genome Sciences, Inc. and myself.

     I hereby elect to withdraw all of the options I previously chose to exchange with an exercise price of at least $35.00 per share from acceptance of the stock option exchange program and, therefore, I have completed and signed this Notice of Withdrawal exactly as my name appears on the option agreement(s) governing the grant of the foregoing options.

Optionholder’s Signature	Date

Optionholder’s Name

If you reside in any of the following states and are married, your spouse must sign the Spousal Consent below:

Arizona, California, Idaho, Lousiana, Nevada, New Mexico, Texas, Washington, Wisconsin

Spousal Consent

     The undersigned spouse of the optionholder who has executed this Notice of Withdrawal above has read and hereby approves the submission of this Notice of Withdrawal. The undersigned hereby agrees to be irrevocably bound by this Notice of Withdrawal and further agrees that any community property interest shall similarly be bound by this Notice of Withdrawal. The undersigned hereby appoints the optionholder who has executed this Notice of Withdrawal above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Notice of Withdrawal.

Spouse’s Signature	Date

Spouse’s Name (please print or type)